The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 15, 2005	Crystal B. Leiderman (Bedwell)

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES SECOND QUARTER AND SIX MONTHS FINANCIAL RESULTS

VIENNA, Virginia, August 15, 2005 – The Allied Defense Group, Inc. (AMEX: ADG) announces second quarter and six months financial results for the period ending June 30, 2005.

Background – On March 31, 2005, the Company restated its financial results for 2002 and 2003, and certain financial information for the first three quarters of 2004. It was necessary to restate those financial results, treating foreign currency exchange (FX) contracts as non-hedges, because the Company’s method of accounting for FX contracts for its foreign operations did not comply with the guidelines of Financial Accounting Standard No. 133. The Company was unable to satisfy one of the five conditions necessary to utilize hedge accounting. While this restatement was required, it had no effect on cash or the operation of Allied’s businesses.

On August 8, 2005, the Company announced it was delaying the filing of its Quarterly Report on Form 10-Q for the period ending June 30, 2005, and that previously issued 2002, 2003, and 2004 financial statements, and the previously issued 2005 quarterly statement, should no longer be relied upon until restatements thereof are filed with the SEC. The Company’s financial results for the first quarter of 2005 were reported to have been adversely impacted by the non-hedge accounting issue by approximately $1.5 million. Since that time, the Company determined that most of the previously reported impact to the first quarter of 2005 should have been recognized in prior periods. In further examining this issue, the Company determined that in the March 31, 2005 restatement, the Company’s U.S. Dollar receivables were valued at the hedged rate rather than at the period end spot rate. Consequently, the Company concluded it should restate its financial results for the periods 2002, 2003, 2004, and the first quarter of 2005 to reflect this correction.

Net Impact of Restatement
The restatement results in an approximately $1.7 million decrease to the restated net earnings in 2002, an approximately $0.2 million decrease to the restated net earnings of 2003, and an approximately $1.4 million increase to the restated net earnings in 2004, together with the previously described $1.5 million benefit to the results for the first quarter of 2005. The cash position of the Company was not impacted by the accounting change. The Company is finalizing, and expects to promptly file with the SEC, a Form 10-K/A for the period ending December 31, 2004 and a Form 10-Q/A for the period ending March 31, 2005.

Since hedge accounting permits the Company to give effect to the FX contracts in direct proportion to work on the customer contract, management believes that it yields a more representative reflection of the Company’s operations. These hedge contracts actually did provide the currency risk protection the Company sought during a period when the Euro appreciated over 30% versus the U. S. Dollar. The Company has returned to the use of hedge accounting pursuant to FAS 133.

Discussion of Results for Second Quarter and Six Months Ended June 30, 2005 – The following discussion refers solely to the restated financial results of the Company.

Second Quarter Results - For the three months ended June 30, 2005, Allied reported a net loss of $2.9 million, or $0.51 per fully diluted share, on revenues of $21.1 million, compared to net earnings of $1.6 million, or $0.27 per fully diluted share, on revenues of $39.1 million, for the same period in 2004.

Six Months Results - For the six months ended June 30, 2005, Allied reported a net loss of $4.8 million, or $0.85 a share fully diluted, on revenues of $42.2 million. This compares to earnings of $1.6 million, or $0.29 a share fully diluted, on revenues of $72.2 million for the same period in 2004.

Revenue — Revenue for the six months ended June 30, 2005 decreased from the same period in 2004 primarily as a result of reduced sales at MECAR and NS Microwave due to delayed signings for several expected contracts. At MECAR, these delays were coupled with lower production since the large $130 million Foreign Military Sales (FMS) contract was completed in the first quarter of 2005, but benefited the first half of 2004. MECAR and NS Microwave both anticipate receiving substantial orders in the second half of 2005, which should benefit the balance of 2005 and beyond.

Continued focus on export sales at The VSK Group resulted in increased sales over the first half of 2004. SeaSpace continues to face pricing pressures in its core business, but expects to supplement sales with its new antenna product line, which became available for sale late in the second quarter of 2005. Sales at Titan increased over the prior period due to increased sales from existing customers. In the quarter ended June 30, 2005, Titan was awarded a $66 million firm-fixed price, indefinite delivery/indefinite quantity (IDIQ) contract with a potential value of $500 million over five to eight years. The contract could provide up to $11 million in orders over the next twelve months, with revenue from the initial orders being recognized over a 30-month period. Operations at Allied’s newest subsidiary, MECAR USA, are expected to begin in the third quarter of 2005.

SG&A/R&D – SG&A/R&D expenses for the six months ended June 30, 2005 increased 21% compared to the corresponding period a year ago. The increase is a result of higher costs at the VSK Group, NS Microwave, Titan Dynamics, and Corporate for increased compensation expenses for administrative personnel. R&D expenses declined over the period due to lower research and product development being conducted at SeaSpace and Titan.

Earnings Per Share – Diluted earnings per share for the three months ended June 30, 2005 was a loss of $0.51 per fully diluted share, compared to earnings of $0.27 per fully diluted share for the same period in 2004. The loss in 2005 resulted primarily from the decline in sales.

Backlog — Backlog as of June 30, 2005 was approximately $94.5 million, compared to $77.3 million as of December 31, 2004. The June 30, 2005 and December 31, 2004 amounts include an unfunded portion of approximately $4.3 million and $9.4 million, respectively, from a U.S. government agency that awarded NS Microwave a multi-year IDIQ contract in 2003.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

Income Statement	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$21,101	$39,069	$42,157	$72,159

Cost of Sales	(15,678)	(28,346)	(30,675)	(52,413)

Gross Margin	$5,423	$10,723	$11,482	$19,746

	25.7%	27.4%	27.2%	27.4%

SG&A/R&D	10,003	7,519	19,002	15,726

Operating Income	$(4,580)	$3,204	$(7,520)	$4,020

	-21.7%	8.2%	-17.8%	5.6%

Other Income/(Expense)	$(168)	$(509)	$(328)	$(1,237)

Tax Expense/(Benefit)	(1,890)	1,087	(3,083)	1,181

Net Income	$(2,858)	$1,608	$(4,765)	$1,602

	-13.5%	4.1%	-11.3%	2.2%

Weighted Shares

Basic	5,632,071	5,555,509	5,620,774	5,553,454

Fully Diluted	5,632,071	6,017,500	5,620,774	6,031,711

Earnings Per Share

Basic	$(0.51)	$0.29	$(0.85)	$0.29

Fully Diluted	$(0.51)	$0.27	$(0.85)	$0.29

Balance Sheet — Certain balance sheet data is listed below:

Balance Sheet Data	As of June 30, 2005	As of December 31, 2004
Current Assets	$99,868	$143,254
Total Assets	$149,718	$196,318
Current Liabilities	$33,236	$60,456
Working Capital	$66,632	$82,798
Long Term Liabilities	$5,407	$6,817
Stockholders’ Equity	$111,075	$129,045

2005 Full Year Estimate – The Company previously issued an estimate that it would earn at least $1.48, per fully diluted share, in 2005. The restatement may change the previously issued estimate and the Company has committed to updating this guidance appropriately in the near future.

Major General (Ret.) John J. Marcello, Chief Executive Officer and President of The Allied Defense Group said, “We are glad to move beyond the restatement and the weak first half of the year. The first two quarters are historically slow periods for the Company, with business accelerating in the latter part of the year, and we are looking forward to reporting better results in the second half of 2005.

“There is a lot to look forward to for the remainder of 2005. Now is the time to seize those opportunities and take this Company to the next level.” concluded General Marcello.

About The Allied Defense Group, Inc. (formerly Allied Research Corporation)

The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.